Exhibit 99.1

Contacts:	Stephanie Carrington/Ben Carmichael
Devra Shapiro	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7017/7023
(818) 766-3502	scarrington@theruthgroup.com
bcarmichael@theruthgroup.com

IPC The Hospitalist Company Reports Record Third Quarter 2008 Results

North Hollywood, CA—November 11, 2008—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the third quarter ended September 30, 2008.

Third Quarter 2008 Highlights:

•	Net revenue increased 32% year-over-year to $63.2 million, largely driven by same-market area net revenue growth of 19%

•	Patient encounters increased 27% year-over-year to 692,000

•	Income from operations rose 93% year-over-year to $5.4 million, as operating margin increased to 8.5% from 5.8%

•	Net income increased to $3.2 million, or $0.20 per pro-forma diluted share

Adam D. Singer, M.D., Chief Executive Officer, stated, “We are very pleased with our growth in third quarter 2008 results, which demonstrate the continued strength of our business model with 32% overall net revenue growth and 19% same-market area net revenue growth. In addition, we continue to generate operating leverage as our revenue base expands, resulting in year-over-year growth in our operating income margin to 8.5% from 5.8%.”

Dr. Singer added, “During the quarter, we closed the previously announced acquisition of Hospitalists of America, which provided us with an entry into the Southeast Florida market. Also, we recently completed three in-market acquisitions in Dallas, Texas, Ocala, Florida and Phoenix, Arizona demonstrating our growth strategy to expand in existing markets. Our acquisition pipeline remains robust in this highly fragmented industry, and we will continue to look for opportunities across the hospitalist sector.”

Third Quarter 2008

IPC’s third quarter 2008 patient encounters rose 27% to 692,000, compared to 544,000 in the same period last year. The Company reported third quarter 2008 net revenue of $63.2 million, a 32% increase from $47.8 million for the third quarter of 2007. Of the increase in net revenue, 57% was attributed to same-market areas. Third quarter 2008 same-market area net revenue grew 19% and same-market area patient encounters rose 14%. The increase in same-market area net revenue was primarily due to an increase in patient encounters from existing hospitalists, as well as new hospitalists either hired or added from in-market acquisitions.

Physician practice salaries and other expenses for the third quarter of 2008 were $45.8 million, compared to $35.4 million in the third quarter of 2007. The physician practice expenses as a percentage of net revenue decreased to 72.5%, compared to 74% for the same period of the prior year. The decrease in physician costs as a percentage of revenue was the result of higher average productivity per physician.

General and administrative expenses for the third quarter of 2008 were $11.4 million, compared to $9.3 million for the third quarter of 2007. General and administrative expenses as a percentage of revenue declined to 18% for the third quarter of 2008, compared to 19.4% for the third quarter of 2007, as the Company continues to leverage these costs over a larger revenue base.

Income from operations for the third quarter of 2008 increased 93% to $5.4 million, compared to $2.8 million for the third quarter of 2007, which was net of depreciation and amortization of $0.6 million and $0.4 million for 2008 and 2007, respectively. Operating margin rose to 8.5% for the third quarter of 2008, compared to 5.8% for the third quarter of 2007. The increase in operating margin was the result of the reduction of physician costs as a percentage of revenue and general and administrative expenses as a percentage of revenue as the Company continues to leverage its administrative costs over a larger revenue base as it grows its existing practices and continues to acquire new practices.

Third quarter 2008 net income was $3.2 million, or $0.20 per pro-forma diluted share, compared to a net loss of $7.3 million, or a loss of $0.65 per pro-forma diluted share, for the third quarter of 2007. The third quarter of 2007 included a loss of $8.7 million due to the change in the fair value of preferred stock warrant liabilities.

Nine Months Ended September 30, 2008

For the nine months ended September 30, 2008, IPC reported net revenue of $182.9 million, an increase of 33% from $137.4 million for the comparable 2007 period. Income from operations was $15.6 million compared to $9.7 million for the first nine months of 2007. Net income for the first nine months of 2008 was $8.9 million or $0.59 per pro-forma diluted share compared to a net loss of $3.7 million or a loss $0.33 per pro-forma diluted share for the same period of the prior year. The comparable period of 2007 included a loss of $8.8 million due to the change in the fair value of preferred stock warrant liabilities.

Recent Developments

In October, the Company completed the acquisition of three in-market acquisitions in Dallas, Texas, Ocala, Florida and Phoenix, Arizona.

Guidance

The Company previously announced financial guidance for the full year 2008 for revenue to be in the range of $254 million to $257 million and earnings per pro-forma diluted share to be in the range of $0.85 to $0.88. Based on the overall negative economic environment and softness in hospital census, the Company now expects full year 2008 financial results to be close to the low end of the previously announced range.

Conference Call

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-719-9795 (USA) or 719-325-4776 (International). In addition, a dial-up replay of the conference call will be available beginning November 11, 2008 at 8:00 p.m. ET (5:00 p.m. PT) and ending on November 25, 2008. The replay telephone number is 888-203-1112 (USA) or 719-457-0820 (International) Replay Passcode: 9105145. A live web cast of the call will also be available from the Investor Relations section on the corporate web site at http://www.hospitalist.com. A web cast replay can be accessed on the corporate web site beginning November 11, 2008 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until December 11, 2008.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ: IPCM) is a leading national hospitalist physician group practice focused on the delivery of hospitalist medicine services. IPC’s physicians and affiliated providers manage the care of hospitalized patients in coordination with primary care physicians and specialists. The Company provides its hospitalists with the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of inpatient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of our insurance coverage and insurance reserves;

•	our ability to recruit and retain qualified physicians;

•	our ability to successfully integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in our industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except for share data)

	September 30, 2008 (unaudited)	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$55,092	$6,976
Accounts receivable, net	41,329	39,494
Prepaid expenses and other current assets	3,846	10,203

Total current assets	100,267	56,673
Furniture and equipment, net	2,708	2,189
Goodwill	54,076	34,754
Other intangible assets, net	2,875	808
Deferred tax assets, net	2,952	2,952

Total assets	$162,878	$97,376

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$4,588	$4,667
Accrued compensation	12,261	12,382
Payables for practice acquisitions	5,936	292
Medical malpractice and self-insurance reserves, current portion	992	951
Deferred tax liability	45	45
Short-term debt and current portion of capital leases	3,611	7,029

Total current liabilities	27,433	25,366
Long-term debt and capital leases, less current portion	6,197	19,793
Medical malpractice and self-insurance reserves, less current portion	11,028	8,900
Other long-term liabilities	300	300

Total liabilities	44,958	54,359
Stockholders’ equity:
Convertible preferred stock, Series A, B, C, and D $0.001 par value, 64,905,826 shares authorized, 57,761,235 shares issued and outstanding in 2007; liquidation preference of $43,230,532 in 2007	—	57
Preferred stock, $0.001 par value, 15,000,000 and 294,174 shares authorized in 2008 and 2007, respectively, none issued	—	—
Common stock, $0.001 par value, 50,000,000 and 87,300,000 shares authorized in 2008 and 2007, respectively, 16,042,013 and 1,878,382 shares issued and outstanding in 2008 and 2007, respectively	16	2
Additional paid-in capital	121,626	55,605
Accumulated deficit	(3,722)	(12,647)

Total stockholders’ equity	117,920	43,017

Total liabilities and stockholders’ equity	$162,878	$97,376

IPC The Hospitalist Company, Inc.

Condensed Consolidated Statements of Operations

(dollars in thousands, except for per share data)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Net revenue	$63,164	$47,839	$182,877	$137,425
Operating expenses:
Cost of services—physician practice salaries, benefits and other	45,816	35,408	132,996	100,090
General and administrative	11,368	9,274	32,727	26,612
Depreciation and amortization	591	360	1,535	1,003

Total operating expenses	57,775	45,042	167,258	127,705

Income from operations	5,389	2,797	15,619	9,720
Investment income	186	106	493	329
Interest expense	(144)	(398)	(724)	(1,241)
Loss on fair value of preferred stock warrant liabilities	—	(8,695)	—	(8,781)

Income (loss) before income taxes	5,431	(6,190)	15,388	27
Income tax provision	2,281	1,064	6,462	3,705

Net income (loss)	3,150	(7,254)	8,926	(3,678)
Accretion of redeemable convertible preferred stock	—	(69)	—	(206)
Income allocable to preferred stockholders	—	—	(696)	—

Net income (loss) attributable to common stockholders	$3,150	$(7,323)	$8,230	$(3,884)

Per share data:
Net income (loss) per share attributable to common stockholders—historical:
Price per share:
Basic	$0.20	$(3.97)	$0.59	$(2.35)

Diluted	$0.20	$(3.97)	$0.58	$(2.35)

Weighted average shares
Basic	15,784,000	1,846,000	14,037,000	1,654,000

Diluted	15,987,000	1,846,000	14,308,000	1,654,000

Net income (loss) per share attributable to common stockholders—pro forma:
Price per share:
Basic	$0.20	$(0.65)	$0.60	$(0.33)

Diluted	$0.20	$(0.65)	$0.59	$(0.33)

Weighted average shares
Basic	15,784,000	11,208,000	14,881,000	10,995,000

Diluted	15,987,000	11,208,000	15,099,000	10,995,000

IPC The Hospitalist Company, Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Nine Months Ended September 30,
	2008	2007
Operating activities
Net income (loss)	$8,926	$(3,678)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,535	1,003
Stock-based compensation expense	641	45
Deferred income taxes	—	(283)
Revaluation of preferred stock warrant liabilities	—	8,781
Changes in assets and liabilities:
Accounts receivable	(1,835)	(3,023)
Prepaid expenses and other current assets	6,355	2,530
Accounts payable	(81)	779
Accrued compensation	(120)	(127)
Medical malpractice and self-insurance reserves	2,169	2,014
Accrued litigation loss and other claims	—	35

Net cash provided by operating activities	17,590	8,076

Investing activities
Acquisitions of physician practices	(16,252)	(11,484)
Purchase of furniture and equipment	(1,545)	(633)
Cash restriction by lender	—	2,500

Net cash used in investing activities	(17,797)	(9,617)

Financing activities
Proceeds from (repayments of) long-term debt and capital leases, net	(17,014)	828
Net proceeds from issuance of common and preferred stock	65,022	438
Excess tax benefits from stock-based compensation	315	481

Net cash provided by financing activities	48,323	1,747

Net increase in cash and cash equivalents	48,116	206
Cash and cash equivalents, beginning of period	6,976	5,946

Cash and cash equivalents, end of period	$55,092	$6,152

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$701	$1,065

Income taxes	$5,312	$3,123

Acquisitions of physician practices consisted of the following:
Acquired assets	$21,896	$9,317
Accrued consideration	(5,644)	2,167

Net cash paid for acquisitions	$16,252	$11,484

IPC The Hospitalist Company, Inc.

Operating Data

Number of Patient Encounter Data (unaudited):

The following is a summary of the quarterly patient encounters for the seven quarters ended September 30, 2008:

	Quarter Ended:
	Mar 31, 2007	Jun 30, 2007	Sep 30, 2007	Dec 31, 2007	Mar 31, 2008	Jun 30, 2008	Sep 30, 2008

Patient encounters	504,000	511,000	544,000	594,000	684,000	660,000	692,000